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Exhibit 99.1

                 LEXENT STOCKHOLDERS APPROVE MERGER AGREEMENT


NEW YORK, DECEMBER 18, 2003 - Lexent Inc. (OTCBB: LXNT), an infrastructure services provider delivering a full spectrum of design, program management and deployment services in some of the nation's largest metropolitan markets, today announced after its special meeting of stockholders that Lexent's stockholders approved the merger agreement with LX Merger Corp. pursuant to which Lexent will become a private company owned entirely by Hugh J. O'Kane, Jr., Lexent's Chairman, and Kevin M. O'Kane, Lexent's Chief Executive Officer and Vice Chairman. In addition, Lexent's stockholders approved the amendment to Lexent's charter, which will allow Lexent's stockholders to act by written consent.

Kevin M. O'Kane, Lexent's Chief Executive Officer and Vice Chairman stated, "We are pleased with the results of the voting, and are working to satisfy all conditions to the closing of the transaction. Subject to those conditions, we expect to close the transaction with LX Merger Corp. by year end."

ABOUT LEXENT INC.

Leveraging more than fifty years of experience, Lexent (OTCBB: LXNT) is an infrastructure services company that designs, deploys and maintains fiber optic, electrical and life safety systems for telecommunications carriers and enterprise organizations in some of the largest national metropolitan markets. Supporting the above offerings, Lexent provides a full spectrum of project management and specialized maintenance services to utility, telecommunications, real estate, government and large enterprise customers. The Company has offices in New York, Washington D.C., Long Island, and the states of New Jersey and Florida. For additional information on the Company, see Lexent's web site at http://www.lexent.net.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended,, which may be identified by the use of words such as "believes", "anticipates", "expects", "intends", "will", "expects", and other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks are more fully outlined in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other SEC filings, including the Company's definitive proxy statement dated November 20, 2003.

Contact:

     Noah Franzblau of Lexent Inc., +1-212-981-0700



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